Exhibit 99.1
For Immediate Release
For additional information contact:
Michael W. Shelton, Chief Financial Officer
Phone: 336-369-0900
NewBridge Bancorp Announces Extension of Stock Repurchase Program
     GREENSBORO, N.C.—(BUSINESS WIRE)—October 19, 2007—At its monthly meeting on October 17, 2007, the Board of Directors of NewBridge Bancorp (Nasdaq: NBBC) approved an extension of its stock repurchase program through May 31, 2009, and authorized the company to repurchase up to 650,000 additional shares of the company’s common stock under the extended program.
     The company originally established the stock repurchase program in 1998. In 1999, 2004 and 2006 the company extended the program and authorized the repurchase of additional shares. Prior to this latest extension, 135,187 shares remained available under the program for repurchase by the company. With this extension of the program and authorization of additional shares, the company will be able to repurchase up to approximately 785,187 shares over the period ending on May 31, 2009.
     The decision to extend the program reflects the Board’s confidence in the company’s future potential and its strong capital position. Under the extended repurchase program, the company expects to acquire shares in open market transactions from time to time during the period ending May 31, 2009.
     Common stock of NewBridge Bancorp is traded on the Global Select Market of the Nasdaq Stock Market, LLC and is quoted under the symbol “NBBC”. Additional information about LSB and FNB is available on their respective websites at www.lsbnc.com and www.fnbsoutheast.com.
Forward Looking Statements
     Information in this press release contains forward-looking statements. These statements are identified by words such as “expects,” “anticipates,” “should,” or other similar statements about future events. These forward-looking statements involve estimates, assumptions by management, risks, and uncertainties that could cause actual results to differ materially from current projections, including without limitations, the effects of future economic conditions, legislative and regulatory changes, and the effects of competition. Additional factors that could cause actual results to differ materially from those anticipated by forward- looking statements are discussed in NewBridge Bancorp’s filings with the Securities and Exchange Commission, including without limitation, its annual report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. NewBridge Bancorp undertakes no obligations to revise these statements to reflect events and circumstances that arise after the date hereof.

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